Exhibit 99.1

 For Immediate Release

UNILENS VISION REPORTS DILUTED EPS OF $0.12 FOR

SECOND QUARTER OF FY2012

CUSTOM SOFT LENS SALES INCREASE 43.3% FROM PRIOR-YEAR QUARTER

LARGO, Florida (February 14, 2012) – Unilens Vision Inc. (OTC Markets Group OTCQB: UVIC) (TSX Venture Exchange: UVI), which develops, licenses, manufactures, distributes and markets specialty contact lenses, today reported its operating results for the second quarter and first half of FY2012.

Second Quarter Highlights:

•         Sales and total revenue increase 4.8% and 0.2%, respectively

•         Custom soft lens sales rise 43.3% vs. prior-year period

•         Equipment lease line paid off with cash from operations

•         21st consecutive quarterly dividend paid at annual rate of $0.18 per share

For the three months ended December 31, 2011, total revenue including royalty income increased 0.2% to $2,113,305, compared with $2,108,697 in the second quarter of FY2011. Sales of the Company’s specialty contact lenses increased 4.8% to $1,459,411 in the second quarter of FY2012, versus $1,393,094 in the year-earlier quarter. The sales increase was entirely attributable to an improvement of 43.3% in sales of the Company’s custom soft lenses when compared with the second quarter of FY2011. The Company continues to benefit from growing demand for its C-VUE Advanced® line of custom contact lenses, including the C-VUE Advanced® HydraVue™, one of the first silicone hydrogel custom contact lenses designed for monthly replacement, which was launched in January 2011.

Royalty income from Bausch & Lomb declined 8.6% to $653,894 in the most recent quarter, compared with $715,603 in the quarter ended December 31, 2010.

Gross profit margins improved slightly to 37.2% of sales in the quarter ended December 31, 2011, versus 37.0% in the three months ended December 31, 2010, due primarily to a shift in sales mix towards higher-margin custom soft lenses, partially offset by the maturation of the C-VUE Advanced Toric Multifocal free trial program.

Pretax income declined 20.2% to $414,861 in the three months ended December 31, 2011, compared with $519,659 in the prior-year period.  The Company reported a 19.6% decrease in net income, which totaled $281,626 in the second quarter of FY2012, versus $350,237 in the corresponding period of the previous fiscal year.  Diluted earnings per share of $0.12 in the second quarter of FY2012 were 20.0% below the $0.15 in diluted EPS recorded in the second quarter of FY2011.

“Demand for our new C-VUE Advanced® HydraVUE™ line of completely customizable silicone hydrogel contact lenses for monthly replacement remains strong, as evidenced by an increase of 43.3% in our custom lens product sales during the second quarter, when compared with the prior-year period,” noted Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “We foresee a significant and growing market for multifocal contact lenses that can be customized to the individual requirements of the wearer and expect such lenses to play a key role in our Company’s future growth in sales and earnings.  We also have powerful demographic trends in our favor, as America’s aging ‘baby-boom’ generation is forecast to grow rapidly over the next decade.  This should support growing demand for custom and other soft multifocal lenses that address the challenges associated with presbyopia – a condition wherein the lens of the human eye begins losing elasticity, thereby impairing ‘near vision’ in many people once they pass the age of 40.”

“Our research and development activities continue to target additional products and licensing opportunities that can address this large market opportunity,” continue Pecora. “We anticipate the launch of a new silicone hydrogel disposable multifocal lens that embodies our C-VUE Advanced technology within approximately one year's time.”

“Financially, Unilens is well-positioned to take advantage of new growth opportunities.  Net cash provided by operating activities increased 90% to $940,424 in the first half of Fiscal 2012 when compared with $495,440 in the prior-year period.  We reduced our total bank debt outstanding by 15% to approximately $4.0 million in the first six months of the fiscal year through scheduled amortization of principal and an additional term loan payment of $135,714 due to the cash recapture provision under the loan covenants.  We ended the second quarter with a current ratio of 1.6-to-1.0 and available working capital of approximately $1.0 million,” concluded Pecora.

For the six months ended December 31, 2011, total revenue including royalty income increased 0.5% to $4,321,035, compared with $4,298,477 in the first half of FY2011. Sales of the Company’s specialty contact lenses increased 3.9% to $3,035,941 in the first half of FY2012, versus $2,922,668 in the corresponding period of the previous fiscal year. The sales increase was attributable to an improvement of 43.6% in sales of the Company’s custom soft lenses relative to the first half of FY2011.

Royalty income from Bausch & Lomb declined 6.6% to $1,285,094 in the six months ended December 31, 2011, compared with $1,375,809 in the first half of the previous fiscal year.

Gross profit margins were unchanged at 39.2% of sales in the six-month periods ended December 31, 2011 and December 31, 2010.

Pretax income declined 11.5% to $897,297 in the first half of FY2012, compared with $1,013,823 in the prior-year period.  The Company reported an 11.3% decrease in net income, which totaled $605,080 in the six months ended December 31, 2011, versus $682,086 in the corresponding period of the previous fiscal year.  Diluted earnings per share of $0.26 in the first half of FY2012 were 10.3% below the $0.29 in diluted EPS recorded in the first half of FY2011.

The Company recently declared its 22nd consecutive quarterly cash dividend, in the amount of $0.045 per share, which will be paid on February 24, 2012 to shareholders of record at the close of business on February 10, 2012.  At an annualized rate of $0.18 per share, the cash dividend provides investors with a yield of 5.6% based upon Unilens’ closing stock price of $3.22 on February 13, 2012.  The amount and frequency of future dividends will depend upon earnings, cash flow, and other aspects of the Company’s business as determined and declared by the Board of Directors.

About Unilens Vision Inc. – “The Independent Eye Care Professionals’ Contact Lens Company”

Established in 1989, Unilens Vision Inc., through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida and its wholly owned subsidiary Unilens Vision Sciences Inc. develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue®  brand directly to Independent Eye Care Professionals.  Additional information on the Company may be accessed on the Internet at www.unilens.com.  The Company’s common stock is listed on the OTC Markets Group (OTCQB) under the symbol “UVIC” and on the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements.  For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange.  The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker, CFO, Unilens Vision Inc. at (727) 544-2531 or via email at

len.barker@unilens.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

UNILENS VISION INC.

SECOND QUARTER - FISCAL 2012
CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(All figures in U.S. Dollars)
RESULTS OF OPERATIONS
	Three Months Ended		Six Months Ended
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010
Revenues:
Sales	$1,459,411	$1,393,094	$3,035,941	$2,922,668
Royalty income	653,894	715,603	1,285,094	1,375,809
Total revenues	2,113,305	2,108,697	4,321,035	4,298,477
Operating costs and expenses:
Cost of sales	916,891	877,754	1,846,956	1,775,844
Expenses	712,280	641,056	1,437,745	1,367,875
Total operating costs and expenses	1,629,171	1,518,810	3,284,701	3,143,719
Income from operations	484,134	589,887	1,036,334	1,154,758
Other non-operating items:
Other income	278	900	1,308	1,445
Interest expense	(69,551)	(71,128)	(140,345)	(142,380)
Total other non-operating items	(69,273)	(70,228)	(139,037)	(140,935)
Income before income tax expense	414,861	519,659	897,297	1,013,823
Income tax expense	133,235	169,422	292,217	331,737
Net income for the period	$281,626	$350,237	$605,080	$682,086
Net income per common share:
Basic	$0.12	$0.15	$0.26	$0.29
Diluted	$0.12	$0.15	$0.26	$0.29
Weighted average shares outstanding	2,369,354	2,369,354	2,369,354	2,369,354
CASH FLOWS

Provided (used) by:
Operating activities			$940,424	$495,440
Investing activities			(389,158)	(131,084)
Financing activities			(957,526)	(1,026,484)
Decrease in cash			$(406,260)	$(662,128)
BALANCE SHEET
		June 30, 2011	December 31, 2011	December 31, 2010
Cash and cash equivalents		$601,360	$195,100	$418,412
Total assets		4,407,261	3,904,579	4,099,157
Current liabilities		1,994,933	1,675,479	2,378,192
Total liabilities		6,043,215	5,150,786	6,217,768
Stockholders’ deficit		$(1,635,954)	$(1,246,207)	$(2,118,611)